Exhibit 10(q)(q)

Res_unit.doc

STOCK NOTIFICATION AND AWARD AGREEMENT

Name:	Employee ID:

Manager Name:

Department:

Congratulations on receiving a stock award.  This award reflects your management team’s recognition of your significant contributions to Hewlett-Packard’s success.

HP has long been known for talented employees like you who have an unwavering commitment to HP’s customers, driving growth and profitability and creating value. Stock awards are one important way we demonstrate our commitment to rewarding your strong performance and individual achievements. Thank you for your hard work and commitment to building a successful company.

Once again, congratulations on a job well done.

Grant Date:  <GRANT DATE>

Grant Number: <Grant ID>

Grant Price:  <PRICE>

Award Amount:  <SHARES>

Award Type/Sub Type:  e.g. stock option, RSA, RSU, etc.

Expiration Date:  <EXPIRE DATE>

Plan:  <PLAN Description>

Program Type:  < description eg. Achievement>

Vesting Schedule:  [insert vesting]

Restricted Stock Units

THIS STOCK NOTIFICATION AND AWARD AGREEMENT, as of the Grant Date noted above between Hewlett-Packard Company, a Delaware Corporation (“Company”), and the Employee named above, is entered into as follows:

WHEREAS, the continued participation of the Employee is considered by the Company to be important for the Company’s continued growth; and

WHEREAS, in order to give the Employee an incentive to continue in the employ of the Company and to participate in the affairs of the Company, the HR and Compensation Committee of the Board of Directors of the Company or its delegates (“Committee”) has determined that the Employee shall be granted restricted stock units representing hypothetical shares of the Company’s common stock (“RSUs”), with each RSU equal in value to one share of the Company’s $0.01 par value common stock (“Shares”), subject to the restrictions stated below and in accordance with the terms and conditions of the Plan named above,a copy of which can be found on the Stock Incentive Program website at: [URL] or by written or telephonic request to the Company Secretary.

            THEREFORE, the parties agree as follows:

1.              Grant of Restricted Stock Units.

Subject to the terms and conditions of this Stock Notification and Award Agreement and of the Plan, the Company hereby grants to the Employee the number of RSUs set forth above.

2.              Vesting Schedule.

The interest of the Employee in the RSUs shall vest according to the vesting schedule set forth above. Provided the Employee remains in the employ of the Company on a continuous, full-time basis through the close of business on the last Vesting Date as set forth above, the interest of the Employee in the RSUs shall become fully vested on that date.

3.              Benefit Upon Vesting.

Upon the vesting of the RSUs, the Employee shall be entitled to receive, as soon as administratively practicable, Shares or a combination of cash and Shares, as the Company determines in its sole discretion, equal to:

(a)  the number of RSUs that have vested multiplied by the fair market value (as defined in the Plan) of a Share on the date on which such RSUs vest, and

(b) a dividend equivalent payment determined by

(1)         multiplying the number of vested RSUs by the dividend per Share on each dividend payment date between the date here of and the vesting date to determine the dividend equivalent amount for each dividend payment date;

(2)         dividing the amount determined in (1) above by the fair market value of a Share on the date of such dividend payment to determine the number of additional RSUs to be credited to the Employee; and

(3)         multiplying the number of additional RSUs determined in (2) above by the fair market value of a Share on the vesting date to determine the aggregate amount of dividend equivalent payments for such vested RSUs;

provided, however, that if any aggregated dividend equivalent payments in paragraph (b)(3) above results in a payment of a fractional share, such fractional share shall be rounded up to the nearest whole share.

4.              Restrictions.

(a)         Except as otherwise provided for in this Stock Notification and Award Agreement, the RSUs or rights granted hereunder may not be sold, pledged or otherwise transferred until the RSUs become vested in accordance with the vesting schedule set forth above.  The period of time between the date hereof and the date the RSUs become fully vested is referred to herein as the “Restriction Period.”

(b)         Except as otherwise provided for in this Stock Notification and Award Agreement, if the Employee’s employment with the Company is terminated at any time for any reason prior to the lapse of the Restriction Period, all RSUs granted hereunder shall be forfeited by the Employee.

5.              Custody of Restricted Stock Units.

The RSUs subject hereto shall be held in escrow in a restricted book entry account with the Company’s transfer agent in the name of the Employee.  Upon termination of the Restriction Period, if the Company determines, in its sole discretion, to issue Shares pursuant to Section 3 above, such Shares shall be released into an unrestricted book entry account with the Company’s transfer agent; provided, however, that a portion of such Shares shall be surrendered in payment of required withholding taxes in accordance with Section 9 below, unless the Company, in its sole discretion, establishes alternative procedures for the payment of required withholding taxes.

6.              No Stockholder Rights.

RSUs represent hypothetical Shares.  During the Restriction Period, the Employee shall not be entitled to any of the rights or benefits generally accorded to stockholders.

7.              Disability or Retirement of the Employee.

If the Employee’s termination of employment is due to the Employee’s total and permanent disability or retirement, in accordance with the applicable retirement policy, all outstanding and unvested RSUs shall continue to vest in accordance with Section 2, provided that the following conditions are met for the entire Restriction Period:

(a)   The Employee shall render, as an independent contractor and not as an employee, such advisory or consultative services to the Company as shall reasonably be requested by the Company, consistent with the Employee’s health and any other employment or other activities in which such Employee may be engaged;

(b)         The Employee shall not render services for any organization or engage directly or indirectly in any business which, in the opinion of the Company, competes with or is in conflict with the interests of the Company;

(c)          The Employee shall not, without prior written authorization from the Company, disclose to anyone outside the Company, or use in other than the Company’s business, any confidential information or material relating to the business of the Company, either during or after employment with the Company; and

(d)         The Employee shall disclose promptly and assign to the Company all right, title and interest in any invention or idea, patentable or not, made or conceived by the Employee during employment by the Company, relating in any manner to the actual or anticipated business of the Company, anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in foreign countries.

8.              Death of the Employee.

In the event of the Employee’s death prior to the end of the Restriction Period, the Employee’s estate or designated beneficiary shall have the right to receive a pro rata payment of cash, Shares or combination of cash and Shares, as the Company determines in its sole discretion.  In the event of the Employee’s death after the vesting date but prior to the payment associated with such the RSUs, payment for such RSUs shall be made to the Employee’s estate or designated beneficiary.

9.              Taxes.

(a)         The Employee shall be liable for any and all taxes, including withholding taxes and fringe benefit tax, arising out of this grant or the vesting of RSUs hereunder. In the event that the Company or the Employee’s employer (the “Employer”) is required, allowed or permitted to withhold taxes as a result of the grant or vesting of RSUs, or subsequent sale of Shares acquired pursuant to such RSUs, or due upon receipt of dividend equivalent payments, the Employee shall surrender a sufficient number of whole Shares or make a cash payment at the election of the Company, in its sole discretion, as necessary to cover all applicable taxes legally recoverable from the Employee and required social security contributions at the time the restrictions on the RSUs lapse, unless the Company, in its sole discretion, has established alternative procedures for such payment.  The Employee will receive a cash refund for any fraction of a surrendered Share or Shares not necessary for required withholding taxes and required social insurance contributions.  To the extent that any surrender of Shares or payment of cash or alternative procedure for such payment is insufficient, the Employee authorizes the Company, its Affiliates and Subsidiaries, which are qualified to deduct tax at source, to deduct all applicable taxes that the Employer is legally required, allowed or permitted to recover from the Employee and social security contributions from the Employee’s compensation.  The Employee agrees to pay any amounts that cannot be satisfied from wages or other cash compensation, to the extent permitted by law.

(b)         Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account, fringe benefit tax or other tax-related items that the Employer is legally required, allowed or permitted to recover from the Employee (“Tax-Related Items”), the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him is and remains the Employee’s responsibility and that the Company and or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of RSUs, including the grant and vesting of RSUs, subsequent payment of Shares and or cash related to such RSUs or the subsequent sale of any Shares acquired pursuant to such RSUs and receipt of any dividend equivalent payments; and (ii)  do not commit to structure the terms or any aspect of this grant of RSUs to reduce or eliminate the Employee’s liability for Tax-Related Items.  The Employee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may legally recover from the Employee as a result of the Employee’s participation in the Plan or the Employee’s receipt of RSUs that cannot be satisfied by the means previously described.  The Company may refuse to deliver the benefit described in Section 3 if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.

(c)          In accepting the RSUs, the Employee consents and agrees that in the event the RSUs become subject to an employer tax that is legally permitted to be recovered from the Employee, as may be determined by the Company and/or the Employer at their sole discretion, and whether or not the Employee’s employment with the Company and/or the Employer is continuing at the time such tax becomes recoverable, the Employee will assume any liability for any such taxes that may be payable by the Company and/or the Employer in connection with the RSUs.  Further, by accepting the RSUs, the Employee agrees that the Company and/or the Employer may collect any such taxes from the Employee by any of the means set forth in this Section 9.  The Employee further agrees to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.

10.       Data Privacy Consent.

The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about the Employee, including, but not limited to, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Employee’s favor for the purpose of implementing, managing and administering the Plan (“Data”). The Employee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Employee’s country.  The Employee understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative.  The Employee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Employee may elect to deposit any Shares acquired under the Plan.  The Employee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Employee understands that he may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the local human resources representative in writing. The Employee understands that refusing or withdrawing consent may affect the Employee’s ability to participate in the Plan.  For more information on the consequences of refusing to consent or withdrawing consent, the Employee understands that he may contact an HP local human resources representative.

11.       Plan Information.

The Employee agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with laws outside the United States, from the Stock Incentive Program website referenced above and stockholder information, including copies of any annual report, proxy and Form 10-K, from the investor relations section of the HP website at www.hp.com.  The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Company Secretary.

12.       Acknowledgment and Waiver.

By accepting this grant of RSUs, the Employee acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Stock Notification and Award Agreement; (ii) the grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares or RSUs, or benefits in lieu of Shares or RSUs, even if Shares or RSUs have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Employee’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law;  (v)  the Employee is participating voluntarily in the Plan; (vi)  RSUs, RSU grants and resulting benefits are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and is outside the scope of the Employee’s employment contract, if any; (vii) RSUs, RSU grants and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;  (viii) in the event that the Employee is not an employee of the Company, this grant of RSUs will not be interpreted to form an employment contract or relationship with the Company, and furthermore, this grant of RSUs will not be interpreted to form an employment contract with the Employer or any Subsidiary or Affiliate of the Company;  (ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (x) in consideration of this grant of RSUs, no claim or entitlement to compensation or damages shall arise from termination of this grant of RSUs or diminution in value of this grant of RSUs resulting from termination of the Employee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Stock Notification and Award Agreement, the Employee shall be deemed irrevocably to have waived any entitlement to pursue such claim; and (xi) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of the Employee’s employment (whether or not in breach of local labor laws), the Employee’s right to receive benefits under this Stock Notification and Award Agreement, if any, will terminate effective as of the date that the Employee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of the Employee’s employment (whether or not in breach of local labor laws), the Employee’s right to receive benefits under this Stock Notification and Award Agreement after termination of employment, if any, will be measured by the date of termination of the Employee’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of this grant of RSUs.

13.       Miscellaneous.

(a)         The Company shall not be required to treat as owner of RSUs, and associated benefits hereunder, to any transferee to whom such RSUs or benefits shall have been so transferred in violation of any of the provisions of this Stock Notification and Award Agreement.

(b)         The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Stock Notification and Award Agreement.

(c)          Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at his address then on file with the Company.

(d)         The Plan is incorporated herein by reference. The Plan and this Stock Notification and Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee.  Notwithstanding the foregoing, nothing in the Plan or this Stock Notification and Award Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and the Employee under which an Award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to the Employee.  This Stock Notification and Award Agreement is governed by the laws of the state of Delaware.

(e)          If the Employee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

(f)           The provisions of this Stock Notification and Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

HEWLETT-PACKARD COMPANY

Mark V. Hurd

Chairman, CEO and President

Michael J. Holston

Executive Vice President, General Counsel and Secretary

RETAIN THIS STOCK NOTIFICATION AND AWARD AGREEMENT FOR YOUR RECORDS

Please refer to the Stock Incentive Program website at [URL] as your primary source for information on your award, including:

•                  Your Stock Notification and Award Agreement (available to view and print for 6 months from the notification date)

•                  Your Stock Incentive Award Report

•                  Frequently Asked Questions on Restricted Stock Unit awards

•                  Hewlett-Packard Company Plan Prospectus

•                  Information for Non-US Employees

•                  Applicable plan documents

Important Note:  Your award is subject to the terms and conditions of this Stock Notification and Award Agreement and to HP obtaining all necessary government approvals.  If you have questions regarding your award, please discuss them with your manager.